EXHIBIT 23 - CONSENT OF KPMG PEAT MARWICK LLP


                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------


The Board of Directors
Tompkins County Trustco, Inc.



We consent to incorporation by reference in the Registration Statement No. 333-00146 on Form S-8 of Tompkins County Trustco, Inc. of our report dated January 16, 1998, relating to the consolidated statements of condition of Tompkins County Trustco, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report has been incorporated by reference in the December 31, 1997 annual report on Form 10-K of Tompkins County Trustco, Inc.


/s/ KPMG Peat Marwick LLP

Syracuse, New York
March 18, 1998

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